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                                                               EXHIBIT 99.(a)(5)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
            (including the associated Common Stock Purchase Rights)

                     Union Texas Petroleum Holdings, Inc.

                                      at

                             $29.00 Net Per Share

                                      by

                            VWK Acquisition Corp.,

                         a wholly owned subsidiary of

                          Atlantic Richfield Company


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
            CITY TIME, ON FRIDAY, JUNE 5, 1998, UNLESS EXTENDED.


                                                                    May 8, 1998

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase dated May 8, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by VWK Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Atlantic Richfield Company, a Delaware corporation ("Parent"), to purchase shares of common stock, par value $0.05 per share (the "Shares"), of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), together with the associated common stock purchase rights (the "Rights") issued pursuant to the Company's Rights Agreement dated September 12, 1997 (as amended from time to time, the "Rights Agreement"), at $29.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

  WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish to tender any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The tender price is $29.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

    2. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Stockholder Agreement (as defined in the Offer to Purchase), the Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement and the Stockholder
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  Agreement and determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement are fair to, and in the best interests of, the Company and its stockholders and unanimously recommends that the stockholders of the Company accept and tender their Shares pursuant to the Offer.

    3. The Offer is being made for all outstanding Shares.

    4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 4, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $29.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    5. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of all Fully Diluted Shares (as defined in the Offer to Purchase) on the date of purchase, (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of Shares pursuant to the Offer having expired or been terminated and (3) any waiting or other period under the EC Regulations (as defined in the Offer to Purchase) applicable to the Offer or the Merger, or the exercise by Parent or the Purchaser of full ownership and voting rights with respect to the Shares to be acquired pursuant to the Offer and the Merger, shall have expired or been terminated, and the European Commission (as defined in the Offer to Purchase) shall have taken all such action as shall be required so that Parent and the Purchaser may consummate the Offer and the Merger and exercise full ownership and voting rights with respect to the Shares to be acquired pursuant to the Offer and the Merger.

    6. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, June 5, 1998, unless the Offer is extended by the Purchaser.

    7. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  If you wish to have us tender any of or all your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary"), of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

                                       2
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              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (TOGETHER WITH THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      OF
                     UNION TEXAS PETROLEUM HOLDINGS, INC.
                                      BY
                            VWK ACQUISITION CORP.,
                         A WHOLLY OWNED SUBSIDIARY OF
                          ATLANTIC RICHFIELD COMPANY

  The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase, dated May 8, 1998, of VWK Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Atlantic Richfield Company, a Delaware corporation, and the related Letter of Transmittal, relating to shares of common stock, par value $0.05 per share of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Shares"), together with the associated common stock purchase rights (the "Rights") pursuant to the Company's Rights Agreement dated September 12, 1997 (as amended from time to time, the "Rights Agreement"). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

  This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned on the terms and conditions set forth in such Offer to Purchase and the related Letter of Transmittal.


Dated:             1998                   -------------------------------------




      Number of Shares                    -------------------------------------
       to be Tendered*                                SIGNATURE(S)


                 Shares

                                          -------------------------------------


                                          -------------------------------------
                                                  PLEASE PRINT NAME(S)

                                          Address
                                                -------------------------------


                                          -------------------------------------


                                          -------------------------------------


                                          -------------------------------------
                                                   (INCLUDE ZIP CODE)

                                          Area Code and Telephone No.


                                          -------------------------------------

                                          Taxpayer Identification or Social
                                           Security No.________________________

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* Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.